UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934


                              (Amendment No. __)*


                       Collegiate Funding Services, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                   Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                 19458M 10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                              December 31, 2004
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[_]  Rule 13d-1(b)
[_]  Rule 13d-1(c)
[X]  Rule 13d-1(d)


____________________

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act")or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                           Exhibit Index on Page 12

CUSIP No. 19458M 10 8                                             Page 2 of 15


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Not required

                THE LIGHTYEAR FUND, L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES               15,271,259
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY              0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING             15,271,259
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                15,271,259

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                50.1%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 19458M 10 8                                             Page 3 of 15


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Not required

                LIGHTYEAR CO-INVEST PARTNERSHIP, L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES               74,824
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY              0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING             74,824
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                74,824

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                0.25%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 19458M 10 8                                             Page 4 of 15


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Not required

                LIGHTYEAR FUND GP, LLC

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES               15,346,083
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY              0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING             15,346,083
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                15,346,083

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                50.3%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                OO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 19458M 10 8                                             Page 5 of 15


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Not required

                Marron & Associates, LLC

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES               15,346,083
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY              0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING             15,346,083
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                15,346,083

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                50.3%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                OO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 19458M 10 8                                             Page 6 of 15


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Not required

                Mr. Donald B. Marron

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES               15,346,083
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY              0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING             15,346,083
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                15,346,083

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                50.3%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 19458M 10 8                                             Page 7 of 15


Item 1(a).        Name of Issuer:
                  Collegiate Funding Services, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  10304 Spotsylvania Avenue
                  Suite 100
                  Fredericksburg, Virginia  22408

Item 2(a).        Name of Person(s) Filing:

                  (i) The Lightyear Fund, L.P., a Delaware limited partnership; (ii) Lightyear Co-Invest Partnership, L.P., a Delaware limited partnership; (iii) Lightyear Fund GP, LLC, a Delaware limited liability company; (iv) Marron & Associates, LLC, a Delaware limited liability company; and
                  (v) Mr. Donald B. Marron.

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  The address of principal business office of each of the filing persons is 51 West 52nd Street, 23rd Floor, New York, New York 10019

Item 2(c).        Citizenship:

                  See Item 4 of each cover page.

Item 2(d).        Title of Class of Securities:

                  This Schedule relates to the common stock, par value $0.001 per share, of Collegiate Funding Services, Inc.

Item 2(e).        CUSIP Number:

                  19458M 10 8.


Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                  Not applicable.

Item 4.           Ownership.

                  (a)   Amount beneficially owned:

                        See Item 9 of each cover page.

                  (b)   Percent of class:

                        See Item 11 of each cover page.

                  (c)   Number of shares as to which the person has:

                        (i)     Sole power to vote or to direct the vote:

CUSIP No. 19458M 10 8                                             Page 8 of 15

                                See Item 5 of each cover page.

                        (ii)    Shared power to vote or to direct the vote:

                                See Item 6 of each cover page.

                        (iii) Sole power to dispose or to direct the disposition of:

                                See Item 7 of each cover page.

                        (iv) Shared power to dispose or to direct the disposition of:

                                See Item 8 of each cover page.

                                15,271,259 shares of common stock of the Issuer reported herein are directly held by The Lightyear Fund, L.P. ("The Lightyear Fund") and 74,824 shares of common stock of the Issuer reported herein are directly held by Lightyear
                                Co-Invest Partnership, L.P. ("Co-Invest").
                                As the sole general partner of both The
                                Lightyear Fund and Co-Invest, Lightyear
                                Fund GP, LLC ("Lightyear Fund GP") may be deemed to share voting and/or dispositive power over such securities. As the managing member of Lightyear Fund GP, Marron & Associates, LLC ("Marron & Associates") may also be deemed to share voting and/or dispositive power over such securities. As the managing member of Marron & Associates, Mr. Donald B. Marron may also be deemed to share voting and/or dispositive power over such securities. However, each of Lightyear Fund GP, Marron & Associates and Mr. Donald B. Marron disclaims beneficial ownership of the stock held by The Lightyear Fund and Co-Invest, except to the extent of its or his pecuniary interest in such shares of stock.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not applicable.


Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                  Not applicable.


Item 8.           Identification and Classification of Members of the Group.

                  See response to Item 4 above.


Item 9.           Notice of Dissolution of Group.

                  Not applicable.

CUSIP No. 19458M 10 8                                             Page 9 of 15


Item 10. Certification.

                  Not applicable.

CUSIP No. 19458M 10 8                                            Page 10 of 15


                                  SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated: February 14, 2005


                                THE LIGHTYEAR FUND, L.P.

                                    By:  Lightyear Fund GP, LLC,
                                           its general partner

                                    By:  Marron & Associates, LLC,
                                           its sole member


                                    By:  /s/ Timothy Kacani
                                         ------------------------------
                                           Name:  Timothy Kacani,
                                                  Attorney-in-Fact
                                                  for Donald B. Marron


                                LIGHTYEAR CO-INVEST
                                PARTNERSHIP, L.P.

                                    By:  Lightyear Fund GP, LLC,
                                           its general partner

                                    By:  Marron & Associates, LLC,
                                           its sole member


                                    By:  /s/ Timothy Kacani
                                         ------------------------------
                                           Name:  Timothy Kacani,
                                                  Attorney-in-Fact
                                                  for Donald B. Marron


                                LIGHTYEAR FUND GP, LLC

                                    By:  Marron & Associates, LLC,
                                           its sole member


                                    By:  /s/ Timothy Kacani
                                         ------------------------------
                                           Name:  Timothy Kacani,
                                                  Attorney-in-Fact
                                                  for Donald B. Marron

CUSIP No. 19458M 10 8                                            Page 11 of 15


                                MARRON & ASSOCIATES, LLC


                                By:  /s/ Timothy Kacani
                                     ---------------------------------------
                                       Name:  Timothy Kacani,
                                              Attorney-in-Fact
                                              for Donald B. Marron


                                DONALD B. MARRON, an individual


                                /s/ Timothy Kacani
                                ---------------------------------------------
                                Timothy Kacani, Attorney-in-Fact

CUSIP No. 19458M 10 8                                            Page 12 of 15


                                 EXHIBIT INDEX


Exhibit
-------

Exhibit A     Joint Filing Agreement

Exhibit B     Reference to Timothy Kacani as Attorney-in-Fact

CUSIP No. 19458M 10 8                                            Page 13 of 15


                                                                     Exhibit A

                            JOINT FILING AGREEMENT
                         PURSUANT TO RULE 13D-1(K)(1)

         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

DATED:   February 14, 2005


                                  THE LIGHTYEAR FUND, L.P.

                                        By:  Lightyear Fund GP, LLC,
                                               its general partner

                                        By:  Marron & Associates, LLC,
                                               its sole member


                                        By:  /s/ Timothy Kacani
                                             ------------------------------
                                               Name:  Timothy Kacani,
                                                      Attorney-in-Fact
                                                      for Donald B. Marron


                                  LIGHTYEAR CO-INVEST
                                  PARTNERSHIP, L.P.

                                        By:  Lightyear Fund GP, LLC,
                                               its general partner

                                        By:  Marron & Associates, LLC,
                                               its sole member


                                        By:  /s/ Timothy Kacani
                                             ------------------------------
                                               Name:  Timothy Kacani,
                                                      Attorney-in-Fact
                                                      for Donald B. Marron

CUSIP No. 19458M 10 8                                            Page 14 of 15



                                  LIGHTYEAR FUND GP, LLC

                                        By:  Marron & Associates, LLC,
                                               its sole member


                                        By:  /s/ Timothy Kacani
                                             ------------------------------
                                               Name:  Timothy Kacani,
                                                      Attorney-in-Fact
                                                      for Donald B. Marron


                                  MARRON & ASSOCIATES, LLC


                                        By:  /s/ Timothy Kacani
                                             -------------------------------
                                               Name:  Timothy Kacani,
                                                      Attorney-in-Fact
                                                      for Donald B. Marron


                                  DONALD B. MARRON, an individual


                                  /s/ Timothy Kacani
                                  ------------------------------------------
                                  Timothy Kacani, Attorney-in-Fact

CUSIP No. 19458M 10 8                                            Page 15 of 15


                                                                     Exhibit B



                           LIMITED POWER OF ATTORNEY

         Know all men by these presents that Donald B. Marron does hereby make, constitute and appoint Timothy Kacani as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned in the undersigned's individual capacity and as managing member of Marron & Associates, LLC, for which the undersigned is authorized to sign, to execute and deliver such forms as may be required to be filed from time to time with the Securities and Exchange commission with respect to: (i) Sections 13(d) and 16(a) of the Securities Exchange Act of 1934, as amended (the "Act"), including without limitation, Schedule 13D, Schedule 13G, statements on Form 3, Form 4 and Form 5 and (ii) in connection with any applications for EDGAR access codes, including without limitation the Form ID.


/s/      Donald B. Marron
-----------------------------
Name:  Donald B. Marron

Date:  February 11, 2005